Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 11, 2021, incorporated by reference in the Joint Proxy Statement/Prospectus of Equity Commonwealth and Monmouth Real Estate Investment Corporation that is made part of the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of Equity Commonwealth and Monmouth Real Estate Investment Corporation for the registration of 66,435,984 Equity Commonwealth common shares.

/s/ Ernst & Young LLP
Chicago, Illinois
July 2, 2021